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FOR IMMEDIATE RELEASE


FOR FURTHER INFORMATION CONTACT:            FINANCIAL RELATIONS BOARD
ORYX TECHNOLOGY CORP.                       SUE DOOLEY (ANALYST)
PHILIP MICCICHE/MITCHEL UNDERSETH           HANNAH BRUCE (GENERAL INFORMATION)
(510) 492-2080                              (415) 986-1591

                                            CONTINENTAL CAPITAL & EQUITY
                                            SCOTT GIBSON
                                            (407) 682-2001



                ORYX TECHNOLOGY SELLS INTRAGENE TECHNOLOGY GROUP

             SALE ALLOWS COMPANY TO FOCUS ON FASTER GROWING MARKETS

FREMONT, CA. (September 2, 1999) - Oryx Technology Corp. (Nasdaq: ORYX) today announced the sale of certain assets of its Materials business segment to a private investor group. The sale, which includes Oryx's carbon target assembly manufacturing and related materials coating business, also includes access to certain Company patents, including the Company's Intragene-TM- ceramic metallization and joining systems technology.

The terms of the transaction call for a cash payment of $400,000, the assumption of substantially all liabilities associated with the business as well as a 10-year royalty agreement, with a maximum royalty payment of $2.2 million for the first three years, based on profits. As a result of the sale, Oryx will report a one-time gain of approximately $350,000 in its third fiscal quarter ended September 30, 1999.

Commenting on the transaction, Phil Micciche, President and Chief Executive Officer of Oryx, said, "While this business accounted for $4 million in revenues in fiscal 1999, sales this year have declined approximately 25% due to the consolidation and slowdown in the disk drive industry. We, therefore, moved to sell the operation so we could focus our resources on faster growing market segments. Oryx is now a true development and licensing company able to further exploit the value of our proprietary SurgX-TM- technology and utilize our management capabilities to expand our business opportunities and achieve profitability."


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Oryx Technology Corp.
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COMPANY PROFILE

Headquartered in Fremont, California, Oryx Technology Corp. is a technology management company with a proprietary portfolio of high technology products in surge protection. Oryx's common stock trades on the NASDAQ SmallCap Market under the symbol ORYX.

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this release are forward-looking and involve a number of risks and uncertainties. The Company's actual results could differ materially from those described for a variety of factors. Such factors could include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis" in the Company's Form 10-KSB/A filed for the fiscal years ended February 28, 1998 and February 28, 1999, as well as those discussed elsewhere in other public filings made by the Company with the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following: changes in customer commitments, maintenance of gross margin levels, market acceptance of new products both technically and commercially, successful product development efforts, inability to pass on price increases to customers, unavailability of products, management of cost controls and cash resources, need for additional financing, and strong competition.


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